UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 15, 2015

Date of Report (Date of earliest event reported)

Zynga Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35375	42-1733483
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. employer identification number)

699 Eighth Street

San Francisco, CA 94103

(Address of principal executive offices, including zip code)

(855) 449-9642

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On June 15, 2015, Zynga Inc. (“Zynga” or the “Company”) entered into an Asset Purchase Agreement (the “Agreement”) with SF Incubator, LLC and super.io, Inc. (collectively, the “Sellers”), entities wholly owned by Mark Pincus, chairman of the board and chief executive officer of the Company, pursuant to which the Company acquired substantially all of the assets and liabilities of Sellers effective as of May 1, 2015. The transaction closed simultaneously with the signing of the agreement. As of June 15, 2015, Mr. Pincus had invested approximately $2,200,000 in Sellers. The purchase price for Zynga pursuant to the Agreement is $1 plus assumed liabilities of approximately $365,000 as of June 15, 2015.

The transaction provides an opportunity to acquire the services of up to nine (9) skilled technical personnel in a competitive market for talent acquisition. Pursuant to the Agreement, Zynga will grant to those individuals who accept employment with Zynga an aggregate of up to 1,130,000 ZSUs. It also allows Zynga to secure rights in technologies, and related IP, that may be beneficial to the Company in the future.

In connection with the Agreement, the Zynga Board of Directors formed a special committee composed of independent directors Stan Meresman and Regina Dugan to determine whether to enter into the Agreement and to negotiate the terms of the Agreement. The special committee was advised by independent outside counsel. Upon the recommendation of the special committee, all of the Directors of the Company were in favor of the transaction, and the resolution was passed, with Mr. Pincus recusing himself, on June 9, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zynga Inc.

Date: June 15, 2015	By:	/s/ Devang Shah
Devang Shah
General Counsel, Secretary and Vice President